EXHIBIT 7.3

                             Joint Filing Agreement

         This will confirm the agreement by and between the undersigned that the
Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of shares of the Common Stock, $0.0001 par value, of USN Corporation is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



By:   /s/ Brian Kelly
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          Brian Kelly, an Individual                            October 20, 2005



By:   /s/ Michael Reinstein
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          Michael Reinstein, an Individual                      October 20, 2005